Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on FormS-8 of our report dated March 18, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Rentech, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012.

Los Angeles, California

July 9, 2013